Exhibit 4.18

SORRENTO THERAPEUTICS, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of March 4, 2021 (the “Effective Date”), by and between Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), and the Icahn School of Medicine at Mount Sinai (the “Purchaser”).

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

SECTION 1.AUTHORIZATION OF SALE OF SHARES

The Company has authorized the sale and issuance of shares of its Common Stock, par value $0.0001 per share (the “Common Stock”) in the amount, on the terms and subject to the conditions set forth in this Agreement.

SECTION 2.AGREEMENT TO SELL AND PURCHASE THE SHARES

At the Closing (as defined in Section 3), the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, a number of shares (the “Shares”) equal to the result of the quotient of (i) seven million five hundred thousand dollars ($7,500,000), divided by (ii) the Price Per Share (as defined below), rounded down to the nearest whole share of Common Stock, in consideration of the execution of that certain Exclusive License Agreement (the “License Agreement”), by and between the Company and the Purchaser, in substantially the form attached hereto as Exhibit A.  “Price Per Share” means the lower of (a) the closing price per share for the shares of Common Stock on the date of this Agreement and (b) the weighted average closing price of the Common Stock, as reported on The Nasdaq Stock Market LLC (“Nasdaq”), for the 11 consecutive trading days beginning on the fifth (5th) trading day immediately prior to the date of this Agreement and ending on the fifth (5th) trading day immediately following the date of this Agreement (and counting the date hereof in such calculation thereby representing such 11 consecutive trading days for purposes of the Price Per Share calculation).

SECTION 3.CLOSING AND DELIVERY.

3.1Closing. The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall be held remotely via the exchange of documents on the date that is the sixth (6th) trading day from the date of this Agreement (the “Closing Date”) following the close of trading on Nasdaq as soon as practicable after the Price Per Share has been calculated in accordance with Section 2.  At or prior to the Closing, the Purchaser shall execute any related agreements or other documents required to be executed hereunder, dated on or before the Closing Date.

3.2Issuance of the Shares at the Closing.  At the Closing, the Company shall issue or deliver to the Purchaser evidence of a book entry position with the Company’s transfer agent evidencing the Shares purchased by the Purchaser hereunder, registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of Shares to be purchased by the Purchaser at the Closing in consideration of the execution of the License Agreement.

3.3Delivery of the Registration Rights Agreement. At the Closing, the Company and the Purchaser shall execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), with respect to the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

SECTION 4.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

Except as set forth on the Schedule of Exceptions delivered to the Purchaser concurrently with the execution of this Agreement (the “Schedule of Exceptions”) or as otherwise described in the SEC Documents (as defined below), which disclosures qualify these representations and warranties in their entirety, the Company hereby represents and warrants as of the date hereof to, and covenants with, the Purchaser as follows:

4.1Incorporation and Good Standing of the Company.  The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the SEC Documents; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing in such other jurisdictions would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

4.2Subsidiaries.  Each subsidiary of the Company has been duly incorporated, organized or formed and is existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation with power and authority (corporate and other) to own its properties and conduct its business as described in the SEC Documents; and each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in each case where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.3Corporate Power; Authorization.  The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, the License Agreement and the Registration Rights Agreement (as defined below and collectively, the “Transaction Documents”), sell and issue the Shares and carry out and perform all of its obligations under the Transaction Documents.  Each Transaction Document constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i)

as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by equitable principles generally, including any specific performance and (iii) with respect to the Registration Rights Agreement, as rights to indemnity or contribution may be limited by state or federal laws or public policy underlying such laws.

4.4Issuance and Delivery of the Shares.  The Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.  Assuming the accuracy of the representations made by the Purchaser in Section 5, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act.

4.5SEC Documents; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the two years preceding the Effective Date on a timely basis, except where the failure to file on a timely basis would not reasonably be expected to affect the Company’s ability to sell and issue the Shares and carry out and perform all of its obligations under the Transaction Documents. As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all documents filed by the Company with the Commission (the “SEC Documents”) in the two years preceding the date hereof complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  The Company is eligible to register its Common Stock for resale using Form S-3 promulgated under the Securities Act. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company, together with the related notes and any supporting schedules thereto, included in the SEC Documents (the “Financial Statements”) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and each of its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified as of the dates and for the periods indicated.  The Financial Statements and any supporting schedules have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. Ernst & Young, LLP, who have expressed their opinion with respect to the Financial Statements (which term as used in this Agreement includes the related notes thereto) and any supporting schedules filed with the Commission, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act.

4.6Capitalization.  The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 100,000,000 shares of undesignated Preferred Stock (the “Preferred Stock”).  There are no other shares of any other class or series of capital stock of the Company issued or outstanding.  The Company has not issued any capital stock since the date of its most recently filed SEC Document other than to reflect stock option and warrant exercises and vesting of restricted stock units or such issuances that do not, individually or in the aggregate, have a material effect on the issued and outstanding capital stock, options and other securities.

As of December 31, 2020, there were (i) 275,285,582 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding; (ii) options to purchase 18,762,920 shares of the Common Stock outstanding; and (iii) warrants to purchase 18,604,896 shares of the Common Stock outstanding.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except as stated above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.  The issuance of Common Stock or other securities pursuant to any provision of this Agreement will not give rise to any preemptive rights or rights of first refusal on behalf of any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”) or result in the triggering of any anti-dilution rights.  There are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act as a result of the Company’s satisfaction of its obligations under the Registration Rights Agreement.

4.7Litigation.  Except as disclosed in the SEC Documents, there are no pending actions, suits or proceedings (including, to the Company’s knowledge, any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, (i) if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or (ii) would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents and no such actions, suits or proceedings (including, to the Company’s knowledge, any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

4.8Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents except for (a) the filing of a Form D with the Commission under the Securities Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of Common Stock are offered and/or sold, which compliance will be effected in accordance with such laws, (b) the approval by Nasdaq of the listing of the Shares and (c) the filing of one or more registration statements and all amendments thereto with the Commission as contemplated by the Registration Rights Agreement.

4.9No Default or Consents.  Neither the execution, delivery or performance of the Transaction Documents by the Company nor the consummation of any of the transactions contemplated thereby (including, without limitation, the issuance and sale by the Company of the Shares) conflict with, result in a breach or violation of, or imposition of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or each of its subsidiaries pursuant to, (i) the certificate of incorporation, charter, certificate of formation, articles of association, operating agreement or by-laws of the Company or each of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties (including, without limitation, the U.S. Food and Drug Administration (“FDA”)), or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

4.10No Material Adverse Change.  Since the date of the latest audited financial statements included within the SEC Documents, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), and (v) the Company has not issued any equity securities to any officer, director or affiliate, except Common Stock issued pursuant to existing Company stock option or stock purchase plans or executive and director compensation arrangements disclosed in the SEC Documents. Except for the issuance of the Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or any of its subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one business day prior to the date that this representation is made.

4.11Private Placement; No General Solicitation.  Neither the Company nor its subsidiaries or any affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would (i) require registration of the Shares under the Securities Act or (ii) cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of Nasdaq. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article 5 hereof, the issuance of the Shares are exempt from registration under the Securities Act.  Neither the

Company nor any Person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Shares.

4.12Disclosure.  The Company understands and confirms that the Purchaser will rely on the representations and warranties provided by the Company in this Section 4 in effecting transactions in securities of the Company.  The SEC Documents, when filed with the Commission, were true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.13Possession of Licenses and Permits.  Except in such cases that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its subsidiaries (i) possess, and are in compliance in all material respects with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) from, and have made all declarations, filings, listings, registrations, reports and submissions with, the appropriate federal, state, local or foreign governmental or regulatory authorities including, without limitation, from the FDA and equivalent foreign regulatory authorities, in each case that are necessary or material to the conduct of the business now conducted or proposed in the SEC Documents to be conducted by them, (ii) have not received any notice of proceedings relating to the revocation or modification of any Licenses, and (iii) are not in violation of, or in default under, any such License.

4.14Taxes.  The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

4.15Investment Company.  The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.16Price of Common Stock.  Neither the Company nor its subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

4.17Internal Control over Financial Reporting; Sarbanes-Oxley Matters.  The Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes-Oxley and all applicable rules thereof and all applicable rules of Nasdaq (the “Exchange Rules”). The Company maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act), including, but not limited to, disclosure controls and procedures and internal controls over accounting matters (collectively, “Internal Controls”) sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Since the date of its most recently filed SEC Document, the Company has not publicly disclosed or reported to the Audit Committee or the Board, any material weakness, adverse change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, or any violation of, or failure to comply with, the Sarbanes-Oxley Act of 2002, the Securities Act, the Exchange Act, the rules and regulations of the Commission, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the Exchange Rules, which, if determined adversely, would have a Material Adverse Effect.

4.18Disclosure Controls and Procedures. Except as disclosed in the SEC Documents, the Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated subsidiaries, is made known to its principal executive officer and principal financial officer by others within those entities.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal control over financial reporting.

4.19The Nasdaq Stock Market.  The Common Stock is listed on the Nasdaq Capital Market, and, except as disclosed in the SEC Documents, to the Company’s knowledge, there are no proceedings to revoke or suspend such listing or for the listing of the Shares.  Except as disclosed in the SEC Documents, the Company is in compliance in all material respects with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements.

SECTION 5.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

5.1The Purchaser represents and warrants to and covenants with the Company that:

(a)The Purchaser is a duly organized, validly existing not-for-profit corporation and in good standing under the laws of the jurisdiction of its organization with the requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement.

(b)The Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(c)The Purchaser has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company and its subsidiaries, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. The Purchaser acknowledges that the Company has made available the SEC Documents. Based on the information the Purchaser has deemed appropriate, and without reliance upon any placement agent, it has independently made its own analysis and decision to enter into the Transaction Documents. The Purchaser is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(d)The Shares to be received by the Purchaser hereunder will be acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws. The Purchaser understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

(e)The Purchaser has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Purchaser, (iii) do not and will not violate or constitute a default under the Purchaser’s articles of incorporation, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Purchaser is bound and (iv) are a fit, proper and suitable investment for the Purchaser, notwithstanding the substantial risks inherent in investing in or holding the Shares.

(f)The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(g)The Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Purchaser is not a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “registered broker-dealer”) or an entity engaged in a business that would require it to be so registered and is not affiliated with a registered broker dealer or an entity engaged in a business that would require it to be so registered.  The Purchaser is not party to any agreement for distribution of any of the Shares.

(h)The Purchaser understands that no U.S. federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

(i)The Purchaser has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.

(j)The Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(k)The Purchaser did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

(l)The Purchaser’s offices in which its investment decision with respect to the Shares was made are located at the address immediately below the Purchaser’s name on its signature page hereto.

(m)The Purchaser (including any Person controlling, controlled by, or under common control with the Purchaser, as the term “control” is defined pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its implementing regulations (the “HSR Act”)) in connection with the consummation of the transactions contemplated by this Agreement will not be required to and will not complete a filing with the U.S. government pursuant to the HSR Act.

(n)The Purchaser is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Common Stock and other activities with respect to the Common Stock by the Purchaser.

(o)The purchase by the Purchaser of the Shares issuable to it at the Closing will not result in the Purchaser (individually or together with any other Person with whom the Purchaser has identified, or will have identified, itself as part of a “group” in a public filing made with the Commission involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.99% of the outstanding shares of Common Stock or the voting power of the Company on a post-transaction basis that assumes that the Closing shall have occurred. The Purchaser does not presently intend to, alone or together with others, make a public filing with the Commission to disclose that it has (or that it together with such other Persons have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), in excess of 19.99% of the outstanding shares of Common Stock or the voting power of the Company on a post-transaction basis that assumes that the Closing shall have occurred.

5.2Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock) (“Short Sales”), of the securities of the Company during the period commencing as of the time that the Purchaser was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the Effective Date. Other than to other Persons party to this Agreement, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5.3The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.4Legends.

(a)The Purchaser understands that, until such time as the Shares have been registered for resale under the Securities Act, sold pursuant to a registration statement for the resale of the Shares (a “Registration Statement”) or the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the book entry notations evidencing the Shares may bear one or more legends in substantially the following form and substance:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

In addition, book entry notations representing the Shares may contain:

(i)Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

(ii)Any legend required by the blue sky laws of any other state to the extent such laws are applicable to the sale of such Shares hereunder.

(b)The Company agrees that at such time as such legend is no longer required under this Section, it will, no later than three business days following the delivery by the Purchaser to the Company or the Company’s transfer agent of a certificate representing Shares and if such Shares are certificated, issued with a restrictive legend, together with such representations and covenants of the Purchaser or the Purchaser’s executing broker as the Company may reasonably require in connection therewith, deliver or cause to be delivered to the Purchaser a book entry position representing such shares that is free from any legend referring to the Securities Act.  The Company shall not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this section.  To the extent that certificates or book entry positions are issued representing the Shares, such certificates or book entry position subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”).  All costs and expenses related to the removal of the legends and the reissuance of any Shares shall be borne by the Company.

(c)Upon request by the Purchaser, the Company shall promptly cause the restrictive legend set forth in this section above to be removed and the Company shall issue a certificate or book entry position without such restrictive legend or any other restrictive legend to the holder of the applicable shares upon which it is stamped or issue to such holder by electronic delivery with the applicable balance account at DTC or in physical certificated shares, if appropriate, if (i) such Shares are registered for resale under the Securities Act (provided that, if the Purchaser is selling pursuant to the effective registration statement registering the Shares for resale, the Purchaser agrees to only sell such Shares during such time that such registration statement is effective and the Purchaser is not aware or has not been notified by the Company that such registration statement has been withdrawn or suspended, and only as permitted by such registration statement); (ii) the Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an affiliate of the Company); or (iii) the Shares are eligible for sale without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions.  Subject to receipt of such representations, and covenants as are contemplated hereby, following the earlier of (i) the effective date of the Registration Statement or (ii) Rule 144 becoming available for the resale of the Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Shares and without volume or manner-of-sale restrictions, the Company shall issue to the Company’s transfer agent the instructions with respect to legend removal consistent with this Section.

SECTION 6.CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING.

The Company’s obligation to complete the sale and issuance of the Shares and deliver Shares to the Purchaser at the Closing shall be subject to the following conditions to the extent not waived by the Company:

6.1Receipt of Executed License Agreement.  The Purchaser shall have executed the License Agreement, in substantially the form attached hereto as Exhibit A.

6.2Representations and Warranties.  The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of said date.

6.3Performance. The Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

6.4Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

6.5Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

6.6Receipt of Executed Documents.  The Purchaser shall have executed and delivered to the Registration Rights Agreement.

SECTION 7.CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING.

The Purchaser’s obligation to accept delivery of the Shares shall be subject to the following conditions to the extent not waived by the Purchaser:

7.1Representations and Warranties.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Closing, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

7.2Performance. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing.

7.3Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares.

7.4Receipt of Executed Registration Rights Agreement.  The Company shall have executed and delivered to the Purchaser the Registration Rights Agreement.

7.5Receipt of Executed License Agreement.  The Company shall have executed and delivered to the Purchaser the License Agreement.

7.6Certificate.  The Purchaser shall have received a certificate signed by the Chief Executive Officer or another executive officer of the Company (a) certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 and (b) calculating the number of Shares issuable to the Purchaser in accordance with Section 2 of this Agreement.

7.7Good Standing.  The Company shall be validly existing as a corporation in good standing under the laws of Delaware.

7.8Judgments.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

7.9Transfer Agent Instructions.  The Company shall have delivered to its transfer agent irrevocable instructions to issue to the Purchaser or in such nominee name(s) as designated by the Purchaser in writing book-entry positions representing the Shares.

7.10No Governmental Prohibition.  The sale of the Shares by the Company shall not be prohibited by any law or governmental order or regulation, adopted after the Effective Date.

7.11Stop Orders.  No stop order or suspension of trading shall have been imposed by Nasdaq, the Commission or any other governmental regulatory body with respect to public trading in the Common Stock.

SECTION 8.Termination of Obligations to Effect Closing; Effects.

8.1The obligations of the Company, on the one hand, and the Purchaser, on the other hand, to effect the Closing shall terminate as follows:

(a)upon the mutual written consent of the Company and Purchaser;

(b)by the Company if any of the conditions set forth in Section 6 shall not have been fulfilled within ten business days following the Effective Date, and shall not have been waived by the Company; or

(c)by the Purchaser if any of the conditions set forth in Section 7 shall not have been fulfilled within ten business days following the Effective Date, and shall not have been waived by the Purchaser;

provided, however, that, except in the case of clauses (b) and (c) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

8.2Nothing in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

SECTION 9.Broker’s feeS.

The Company and the Purchaser hereby represent that there are no brokers or finders entitled to compensation, commissions, placement agent’s fees or similar payments in connection with the sale of the Shares, and shall indemnify each other for any such fees for which they are responsible.

SECTION 10.Additional Agreements of the Parties.

10.1Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

10.2Reserved.

10.3Reserved.

10.4Termination of Covenants.  The provisions of Section 10 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

10.5Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary to obtain an exemption for, or to qualify the Shares for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

10.6Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

10.7Short Sales and Confidentiality After the Date Hereof. The Purchaser covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will, directly or indirectly, engage in any transactions in the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) during the period from the date hereof until the earlier of such time as (i) after the transactions contemplated by this Agreement are first publicly announced by the Company pursuant to Section 10.8 herein, or (ii) this Agreement is terminated in full. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, the Purchaser agrees, severally and not jointly, that they will not engage in any Short Sales or hedging activities or enter into similar arrangements or agreements that transfer, in whole or in part, the economic risk of ownership of Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise from the period commencing on the Effective Date and ending on the earliest of (x) the effective date of the Registration Statement, (y) the 12-month anniversary of the Closing Date or (z) the date that the Purchaser no longer holds any Shares. The Purchaser understands and acknowledges that the Commission currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the Securities Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

10.8Securities Laws Disclosure; Publicity. The Company shall file with the Commission a Current Report on Form 8-K within four (4) business days from the date hereof describing the material terms of the Transaction Documents (the “Form 8-K”). The Company may issue a press release with respect to the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any public filing with the Commission or any regulatory agency or Nasdaq without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except: (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of the Transaction Documents with the Commission; (b) the filing of a Form D with the Commission under the Securities Act, (c) to the extent such disclosure is required by law or Nasdaq regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (c), and (d) in a manner that is not consistent with the disclosures in the Form 8-K.

SECTION 11.Indemnification.

11.1Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Purchaser and each Person, if any, who controls the Purchaser within the meaning of the Securities Act (each, an “Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Indemnified Party may become subject under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on the inaccuracy in the representations and warranties of the Company contained in this Agreement or the failure of the Company to perform its obligations hereunder, and will reimburse each Indemnified Party for legal and other expenses reasonably incurred in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) the failure of such Indemnified Party to comply with the covenants and agreements contained in Section 5 above respecting sale of the Shares, or (ii) the inaccuracy of any representations made by such Indemnified Party herein.

11.2Indemnification by Purchaser.  The Purchaser shall indemnify and hold harmless the Company, each of its directors, and each Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors or each of its controlling Persons may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Purchaser) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any failure by the Purchaser to comply with the covenants and agreements of the Purchaser contained in this Agreement or (ii) the inaccuracy of any representation or warranty made by the Purchaser herein and will reimburse the Company, each of its directors, and each of its controlling Persons for any legal and other expenses reasonably incurred in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Purchaser will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) the failure of the Company to comply with the Company’s covenants and agreements contained in Transaction Documents, or (ii) the inaccuracy of any representations made by the Company herein.

SECTION 12.NOTICES.

Except as otherwise expressly set forth herein, any notice or other required communication under this Agreement (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address, and delivered personally, electronically via email or by globally recognized express delivery service, charges prepaid.  A Notice will be deemed delivered and received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of email, on the date of such delivery, and (c) in the case of a globally recognized express delivery service, five (5) days from transmittal by the Company or Purchaser, as applicable, to the other party’s address below.  The “Notice Address” of each party is as follows:

if to the Company, to:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Attention: Chief Executive Officer

Email: […***…]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin

Email: […***…]

if to Purchaser, to:

Icahn School of Medicine at Mount Sinai

Mount Sinai Innovation Partners

One Gustave L. Levy Place, Box 1675

New York, NY  10029

Attention:  Executive Vice President

and a copy of legal notices only to:

Icahn School of Medicine at Mount Sinai Place, One Gustave L. Levy Box 1099, New York, NY 10029

Attention:  Office of General Counsel

SECTION 13.MISCELLANEOUS.

13.1Modification, Waiver and Remedies.  This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party.  Any waiver must be express and in writing.  No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach.  Unless otherwise specified, all remedies are cumulative.

13.2Headings and Counterparts.  The headings of the sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  This Agreement may be executed in several counterparts, and execution signatures may be exchanged electronically including by facsimile or as scanned e-mail attachments, and signatures so exchanged shall be considered as original for all purposes and taken together will constitute one and the same instrument.

13.3No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.4Severability and Reformation.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect.  Such invalid or unenforceable provision will be revised by such court to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.5Replacement of Shares.  If the Shares are certificated and any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Company’s transfer agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Company’s transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

13.6Governing Law; Dispute Resolution; Venue.  This Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions of any jurisdiction.  If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute amicably.  If the parties are unable to resolve the dispute amicably, the parties each hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the borough of Manhattan, New York, New York.

13.7Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

13.8Integration.  This Agreement, together with all attached Exhibits and the Schedule of Exceptions, contains the entire agreement between the parties with respect to the matters set forth herein, and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to, the term sheet exchanged prior to this Agreement.

13.9Payment of Fees and Expenses.  Each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

13.10Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Company or the Purchaser and the Closing.

13.11Waiver of Potential Conflicts of Interest.  Each of the Purchaser and the Company acknowledges that Greenberg Traurig, LLP (“GT”) may have represented and may currently represent the Company.  In the course of such representation, GT may have come into possession of confidential information relating to the Company.  The Purchaser and the Company acknowledges that GT is representing only the Purchaser in this transaction.  By executing this Agreement, each of the Purchaser and the Company hereby waives any actual or potential conflict of interest which has or may arise as a result of GT’s representation of such persons and entities, and represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SORRENTO THERAPEUTICS, INC.

By: /s/ Henry Ji, Ph.D.

Name: Henry Ji, Ph.D.

Title: President, Chief Executive Officer and Chairman of the Board

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STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PURCHASER

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By: /s/ Erik Lium

Name: Erik Lium

Title: President

Address:

Icahn School of Medicine at Mount Sinai

Mount Sinai Innovation Partners

One Gustave L. Levy Place, Box 1675

New York, NY  10029

Attention:  Executive Vice President

With a copy of legal notices only to:

Icahn School of Medicine at Mount Sinai Place, One Gustave L. Levy Box 1099, New York, NY 10029

Attention:  Office of General Counsel

With a copy, which shall not constitute notice, to:

Greenberg Traurig, LLP

2101 L St NW, Suite 1000

Washington, DC 20037

Attention: Trevor Chaplick

Email: […***…]

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT